EXHIBIT 11


                              THACKERAY CORPORATION

                   STATEMENT RE COMPUTATION OF PER SHARE DATA
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                            PRIMARY AND FULLY DILUTED
                            -------------------------


                                            1997         1996          1995
                                            ----         ----          ----

Weighted average shares outstanding
  during the year                         5,107,401    5,107,401     5,107,401

Net Income (loss) attributable to
  common stock:

    Continuing Operations                  $751,000     $594,000     ($719,000)

    Discontinued Operations                   -            -        (1,216,000)
                                         ----------   ----------   -----------

                                           $751,000     $594,000   ($1,935,000)
                                         ==========   ==========   ===========
Net Income (loss) Per Share

    Continuing Operations                      $.15         $.12         ($.14)

    Discontinued Operations                      -            -           (.24)
                                              -----        -----         -----

                                               $.15         $.12         ($.38)
                                              =====        =====         =====